Exhibit 10.12
OLMOS CREEK SHOPPING CENTER
MANAGEMENT AND LEASING AGREEMENT
     This Shopping Center Management and Leasing Agreement (hereinafter the “Agreement”), entered into as of the 26 day of January, 2007, by and between AmREIT Olmos Creek, LP, a Texas limited partnership (hereinafter “Owner”) and AmREIT Realty Investment Corporation, a Texas corporation (hereinafter “Agent”);
W I T N E S S E T H:
     WHEREAS, Owner has purchased the certain tract or parcel of land more particularly described on Exhibit “A” attached hereto and incorporated herein by reference (the “Property”) which Property has been developed as a retail shopping center (hereinafter “Shopping Center”), and desires to enter into this Agreement for the purpose of delegating to Agent any or all of the powers and authority of Owner in any way relating to (i) the management and operation of the Shopping Center and (ii) the leasing of any and all space within the Shopping Center (all of the aforementioned being collectively called “Duties”).
     NOW, THEREFORE, for the consideration and mutual covenants specified herein, Owner hereby retains and employs Agent for the purpose of performing the Duties, and Agent accepts the employment and agrees to perform the Duties, upon the terms hereinafter set forth:
ARTICLE I
AGENCY
     Section 1.01 Delegation of Authority. Owner hereby grants and delegates to Agent all of the authority, powers and duties of the Owner specified herein. It is the express intent of this Agreement that Agent is to have the full powers, authority and obligations of Owner in managing and leasing the Shopping Center pursuant to the terms and conditions of this Agreement. The foregoing notwithstanding, the parties agree that Agent shall obtain the written approval of Owner to each lease (and the re-negotiation of any lease) for premises in the Shopping Center prior to executing the Lease on behalf of Owner.
     Section 1.02 Contracts with Other Entities. Agent is hereby authorized to contract with and employ the services of various entities and service providers, at Agent’s sole discretion, to assist Agent in the performance of the Duties and other services in connection with the operation and management of the Shopping Center, the charges and costs for of which shall be included, and no greater than, the amounts to be paid by Owner to Agent as provided below.

ARTICLE II
DUTIES
     Owner hereby grants and delegates to Agent the authority and power to manage and lease the Shopping Center, including without limitation Agent’s authority and power on behalf of Owner to perform the same, including, without limitation, the following:
     (a) Repairs: To cause to be paid by Owner all costs and expenses from the operation of the shopping center (i) to maintain, or cause to be maintained, the Shopping Center and common areas thereof to the same extent the Owner is required to do same; (ii) to make, or cause to be made and supervised, repairs and minor operations required for the installation of tenants; (iii) to purchase supplies required for the operation and maintenance of the Shopping Center after prior approval by Owner, and (iv) to cause all repairs and/or emergency repairs if, in the opinion of Agent, such repairs are necessary to protect the Shopping Center or any part thereof from damage or to maintain services of the tenants as called for by their lease agreements. Owner empowers Agent to authorize emergency repairs without prior consent by Owner.
     (b) Employees: All persons so selected and employed as a result of this Agreement by Agent shall be deemed to be employees of Agent and as such shall be covered by Agent’s worker’s compensation insurance. Owner shall have the right to request proof of insurance at Owner’s discretion.
     (c) Service Contracts: To enter into contracts, subject to prior approval by Owner, for any service that Agent shall deem advisable for the successful performance of the duties hereunder, provided that any costs and expenses required to be paid shall be paid or caused to be paid directly to such service provider by Owner.
     (d) Miscellaneous Powers: To exercise any other powers, duties and authority which Agent deems to be incidental and necessary for the successful completion of the Duties as contemplated by this Agreement.
     (e) Covenants: Agent covenants to use due diligence and care in the exercise the power and duties conferred upon and assumed by Agent in this Article II hereof.
     (f) Direct Payment by Owner: Notwithstanding anything contained herein to the contrary, Owner shall be directly liable for all costs and expenses for utilities, maintenance, repair, taxes and insurance of the Shopping Center, which shall all be invoiced to Owner directly by such service providers, taxing authorities and insurance companies, respectively.

ARTICLE III
COMPENSATION
     Section 3.01 Leasing Fee. When Agent is the only real estate agent responsible for causing a tenant to execute a lease for space in the Shopping Center, Owner shall pay to Agent as compensation for the leasing services rendered under this Agreement, an amount equal to four percent (4%) of the total rent payable under the lease (the “Leasing Fee”). (For the purposes of this Section 3.01, the term “total rent payable under the lease” shall mean only the rent payable under the lease and shall not include additional charges such as common area maintenance charges, tax charges, insurance charges or other charges generally know as additional rent.) When there is another real estate agent who represents a tenant and together with the Agent is responsible for causing a tenant to execute a lease for space in the Shopping Center, Owner shall pay to Agent a Leasing Fee of six percent (6%), and Agent shall be responsible for compensating the other agent. Agent shall be paid a Leasing Fee of two percent (2%) or an amount equal to $2.00 per square foot of the tenant’s space, whichever is greater, when an existing tenant renews its lease. Existing tenant’s lease negotiations shall be handled by Owner.
     Section 3.02 Management Fee. The Owner shall pay to Agent as compensation for the management services rendered under this Agreement the greater of $500.00 or 4% of all rents, expense reimbursements and miscellaneous revenues. The Owner shall also pay to Agent as compensation for the management services rendered under this Agreement a fee equal to 15% of common area maintenances charges. The Management Fee is earned monthly and is due not later than fifteen (15) days following the end of the month. A vacancy in the Property or failure by a tenant to pay rent does not excuse payment of the minimum Management Fee.
ARTICLE IV
TERM AND TERMINATION
     Section 4.01 Term. The Term of this Agreement shall commence on the date Owner acquires title to the Property and continue for one (1) month hereafter, unless terminated as hereinafter specified or by operation of law (herein referred to as the “Term of this Agreement”). Upon the completion of the Term of this Agreement, the Agreement shall continue in full force and effect on a month to month basis. In the event either party chooses to terminate this Agreement after the completion of the Term of this Agreement, such party must first issue written notice of such termination to the other party at least thirty (30) days prior to the date upon which the terminating party designates as the date this Agreement shall terminate. In the event the terminating party issues the aforesaid notice to the other party, this Agreement shall terminate on the date which is designated in the aforesaid notice.

     Section 4.02 Termination by Agent. Notwithstanding anything to the contrary contained herein, Agent shall hereafter have the right to terminate this Agreement at a time chosen by Agent in its sole discretion. In the event Agent chooses to terminate this Agreement, Agent must first issue written notice of such termination to Owner at least thirty (30) days prior to the date upon which Agent designates as the date this Agreement shall terminate. In the event Agent issues the aforesaid notice to Owner, this Agreement shall terminate on the date which is designated by Agent in the aforesaid notice to Owner.
     Section 4.03 Termination by Owner. Owner may terminate this Agreement for “Reasonable Cause”, as defined in Section 4.04 hereof, but only after first issuing written notice to Agent describing the acts (or failure to act) by Agent which Owner deems to be the Reasonable Cause for termination, which written notice shall stipulate that Agent shall have thirty (30) consecutive days after receipt of said notice to commence to cure and thereafter diligently proceed to substantially cure the Reasonable Cause for termination set forth in said written notice to Agent. If Agent fails to commence to cure the matter referred to as the Reasonable Cause within said thirty (30) day period, then upon Owner’s issuance of written notice to Agent after the expiration of said thirty (30) day period, this Agreement shall terminate, become null and void and of no further force and effect. In such case Owner will select or designate a new Agent hereunder, which designation shall be in the sole discretion of Owner.
     Section 4.04 Reasonable Cause. For purposes of this Agreement, “Reasonable Cause” is hereby defined as Agent’s failure to reasonably perform its duties and obligations in accordance with the terms and provisions of this Agreement, after Agent has actual notice that it has failed to reasonably perform any of said duties and obligations, or in the event Agent is adjudicated bankrupt or insolvent.
     Section 4.05 Orderly Transition. In the event this Agreement is terminated by either party, Agent covenants and agrees to act in good faith in making an orderly transition to its successor agent of the duties performed hereunder; provided, however, that Agent shall not be obligated to incur and costs in connection with such transition. In connection with this transaction, Agent further covenants and agrees to provide Owner with any and all documents and records maintained by Agent during the term of this Agreement incidental to the performance of its duties hereunder.
     Section 4.06 Continuing Obligation by Owner. Upon any such termination of this Agreement as herein above provided, the obligations of Agent to Owner shall likewise terminate upon the effective date of such termination; provided, however, that Owner shall remain obligated to pay Agent all fees earned by Agent up to and inclusive of the date of such termination, including without limitation, the Leasing Fee which is to be paid for rents collected subsequent to the date this Agreement is terminated.

ARTICLE V
ASSIGNMENT
     This Agreement or any of the rights of the parties hereto shall not be assigned to any third parties unless said assignment is agreed to in writing between all of the parties hereto.
ARTICLE VI
INDEMNIFICATION
     Agent shall not be liable to Owner or to Owner’s partners, officer, directors, employees, agents, contractors, vendors, suppliers, invitees licensees for any damage to property or personal injury, including death, caused by any act, omission, or neglect of Agent or any of Agent’s officers, directors, or employees (“Agent Parties”) and Owner agrees to release, defend, indemnify and forever hold harmless Agent and the Agent Parties from and against all claims for damage. Owner further agrees to release, defend, indemnify and forever hold harmless Agent and the Agent Parties from and against all loss, damage, claim, or expense (including attorneys’ fees) arising out of or in any way connected with the management and operation of the Shopping Center except to the extent that such loss, damage claim or expense results from the gross negligence or willful misconduct of Agent or any of the Agent Parties. Agent shall grant same indemnity clause to Owner.
ARTICLE VII
GENERAL
     Section 7.01 Notices. All notices to be sent shall be sent to the parties at the addresses shown under their names on the signature pages hereof. By giving to the other parties at least ten (10) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America.
     Section 7.02 Governing Laws. This Agreement and the obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Texas.
     Section 7.03 Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the management, leasing and development of the Shopping Center. No variations, modifications or changes herein or hereof shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

     Section 7.04 Waiver. No consent or waiver, express or implied, by either party, to or of any breach or default by the others in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver, to or of any other breach or default in the performance by such other party of such other breach or default or any other obligations of any party hereunder. Failure on the part of any party to complain of any act or failure to act of any of the other parties or to declare the other parties in default, irrespective of how long such failure continues, shall not constitute a waiver of such party of its rights hereunder.
     Section 7.05 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     IN WITNESS WHEREOF, the parties hereto have affixed their respective signatures hereto, as of the date first written above.

OWNER

AmREIT OLMOS CREEK, LP,
a Texas limited partnership

By:	AmREIT Olmos Creek GP, Inc., its general partner
a Texas limited liability company

	By:	/s/ Brett Treadwell

	Name:	Brett Treadwell
	Title:	Vice President

AGENT

AmREIT Realty Investment Corporation, a Texas corporation

By:	/s/ Brett Treadwell

Name:	Brett Treadwell
Title:	Vice President

EXHIBIT A
PROPERTY
TRACT I: Lot 1, Block 2, NCB 17842, OLMOS CREEK OFFICE PARK, City of San Antonio, Bexar County, Texas, according to plat recorded in Volume 9506, Pages 103-105, Deed and Plat Records, Bexar County, Texas.
TRACT II: Lot 2, Block 2, NCB 17842, OLMOS CREEK OFFICE PARK, City of San Antonio, Bexar County, Texas, according to plat recorded in Volume 9506, Pages 103-105, Deed and Plat Records, Bexar County, Texas.
TRACT III: Lot 7, Block 1, New City Block 17841, OLMOS CREEK BUSINESS PARK, UNIT 2, City of San Antonio, Bexar County, Texas, together with easement rights in and to that 35’ General Access Easement appurtenant thereto, both as shown on plat recorded in Volume 9537, Page 165, Deed and Plat Records, Bexar County, Texas.
Olmas Creek Center
San Antonio, Bexar County, Texas

A-1